Exhibit 5.31

CONSENT OF O. LEUANGTHONG

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

/s/ Oy Leuangthong
By:	Oy Leuangthong, PhD., P. Eng.
Principal Consultant (Geostatistics)
SRK Consulting (Canada) Inc.

Dated: May 15, 2020